EXHIBIT 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-149551, No. 333-148863, No. 333-148862 and No. 333-141793) on Form S-8 of Enstar Group Limited of our report dated March 18, 2009 with respect to the balance sheets of Unionamerica Insurance Company Limited as of December 31, 2007 and 2006 and the related profit & loss accounts, and reconciliations of movements in shareholders’ funds for both of the years then ended, which report appears in this Current Report on Form 8-K/A of Enstar Group Limited.
/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
March 18, 2009